Exhibit 99.1

THE NEW HOME COMPANY REPORTS 2019 Fourth QUARTER AND FULL YEAR RESULTS

Aliso Viejo, California, February 13, 2020. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2019 fourth quarter and full year.

Fourth Quarter 2019 Financial Results

•	$62.7 million of cash flow from operations resulting in $22.6 million of net debt reduction and a $38.4 increase in cash during the quarter
•	Debt-to-capital ratio of 56.7% and a net debt-to-capital ratio of 49.2%*, a 570 basis point sequential improvement from the third quarter
•	Net orders up 106%, monthly absorption rate increased 83% to 2.2 compared to 1.2 for the 2018 fourth quarter
•	Total revenues of $222.1 million, including $17.1 million of land sales revenue
•	Home sales revenue of $173.9 million vs. $187.3 million for the 2018 fourth quarter
•	Net loss of $3.0 million, or ($0.15) per diluted share, including $10.1 million of pretax inventory and joint venture impairment charges
•	Adjusted net income of $3.1 million*, or $0.15 per diluted share*, excluding impairment charges

Full Year 2019 Financial Results

•	$121.3 million of cash flow from operations and $82.8 million of net debt reduction during the year
•	Net debt-to-capital ratio down 980 basis points from the end of 2018 to 49.2%*
•	Total revenues of $669.3 million, including $41.7 million of land sales revenue
•	Home sales revenue of $532.4 million, up 6% from $504.0 million for 2018
•	Home deliveries increased 15%
•	SG&A ratio of 11.7%, down 60 basis points from 2018
•	Net loss of $8.0 million, or $(0.40) per diluted share, including $15.2 million of pretax inventory and joint venture impairment charges and loss on land sales
•	Adjusted net income of $3.3 million*, or $0.16 per diluted share*, excluding impairment charges and loss on land sales

"2019 was a pivotal year for our Company as we committed early in the year to generating cash flow, deleveraging our balance sheet, and improving SG&A efficiency to address a weaker housing market to start the year," remarked Larry Webb, Executive Chairman of The New Home Company.  "By the end of 2019, we had generated $121 million in operating cash flow, reduced our net debt by approximately $83 million, and established a more streamlined cost structure which included right-sizing our operations by reducing headcount, along with improved selling, marketing and administrative expense leverage.  At the end of 2019, our net debt-to-capital ratio was 49.2%*, a 980 basis point year-over-year improvement."

Leonard Miller, President and Chief Executive Officer stated, "Buyer demand steadily improved throughout the year with our monthly net new orders up for the final five months of 2019.  The 2019 fourth quarter was particularly strong with our monthly sales pace up 83% resulting in a 106% increase in net new orders over the prior year period.  Demand was strongest at our more affordable, entry level communities where monthly absorption increased to 3.3 for the 2019 fourth quarter, further underscoring the benefit of our ongoing strategy to diversify our product portfolio and expand our customer base.  Additionally, our backlog conversion rate improved to 97% for the 2019 fourth quarter from 61% for the 2018 fourth quarter as we continued to capitalize on the shorter build cycles and quicker conversion of spec homes that our more affordable product provided resulting in higher inventory turns and a 7% increase in new home deliveries for the 2019 fourth quarter."

Mr. Miller concluded, "The improvements we made during 2019 to our financial leverage ratios, our product diversification and our cost structure, coupled with a favorable fundamental backdrop for our industry, give us optimism for our Company's prospects as we enter the new year."

Fourth Quarter 2019 Operating Results

Total revenues for the 2019 fourth quarter were $222.1 million, compared to $229.7 million in the prior year period. Net loss attributable to the Company was $3.0 million, or $(0.15) per diluted share, compared to a net loss of $16.2 million, or $(0.80) per diluted share, in the prior year period.  The 2019 fourth quarter results included a net tax benefit of $1.2 million related to federal energy tax credits that were extended during the quarter for homes delivered during 2018 and 2019. Adjusted net income for the 2019 fourth quarter was $3.1 million*, or $0.15* per diluted share, after excluding a $6.6 million pretax inventory impairment charge and a $3.5 million pretax joint venture impairment charge. Adjusted net income for the 2018 fourth quarter was $5.6 million*, or $0.28* per diluted share, and excluded $10.0 million in pretax inventory impairment charges and a $20.0 million pretax joint venture impairment charge.

Wholly Owned Projects

Home sales revenue for the 2019 fourth quarter was down 7% from the 2018 fourth quarter at $173.9 million compared to $187.3 million in the year ago period. The decrease in home sales revenue was driven by a 13% decline in average selling price to $870,000 from $1.0 million for the 2018 fourth quarter, which was partially offset by a 7% increase in home deliveries.  The lower year-over-year average selling price was impacted by mix, particularly in Northern California where 2019 fourth quarter average home price was down 20% due to a shift from higher-priced Bay Area communities to more affordable communities within the Sacramento region, which was partially offset by the addition of Arizona deliveries where the average selling price exceeded $1.0 million.

Gross margin from home sales for the 2019 fourth quarter was 7.8% and included $6.6 million in inventory impairment charges related to one luxury condominium community in Scottsdale, AZ.  Home sales gross margin for the 2018 fourth quarter was 8.1% and included $10.0 million in inventory impairment charges related to two higher-priced communities in Southern California.  Excluding home sales impairments, our home sales gross margin was 11.6%* for the 2019 fourth quarter as compared to 13.5%* for the prior year period.  The 190 basis point decline was primarily due to increased incentives and higher interest costs.  Adjusted homebuilding gross margin, which excludes home sales impairment charges and interest in cost of home sales, was 16.8%* for the 2019 fourth quarter versus 17.7%* in the prior year period.

The Company's SG&A expense ratio as a percentage of home sales revenue for the 2019 fourth quarter was flat with the 2018 fourth quarter at 9.9% despite a 7% decrease in home sales revenue. SG&A expenses were down year-over-year due to reduced personnel expenses, more efficient marketing and advertising spend, and lower co-broker commissions as compared to the prior year period.  These decreases were partially offset by a $0.7 million reduction in the amount of G&A expenses allocated to fee building cost of sales in the 2019 fourth quarter due to lower fee building activity and joint venture management fees.

Net new home orders for the 2019 fourth quarter increased 106% primarily due to improved monthly sales absorption rates, and to a lesser extent, a slight increase in average selling communities. The monthly sales absorption rate for the Company was up 83% to 2.2 for the 2019 fourth quarter compared to 1.2 for the prior year period. We ended the 2019 fourth quarter with 21 active communities, up from 20 at the end of the 2018 fourth quarter.

The dollar value of the Company's wholly owned backlog at the end of the 2019 fourth quarter was $125.8 million and totaled 149 homes compared to $207.1 million and 191 homes for the prior year period. The decrease in backlog units was driven primarily by a lower beginning backlog coupled with a higher backlog conversion rate for the 2019 fourth quarter, partially offset by a 106% increase in net new orders.  Our backlog conversion rate was 97% for the 2019 fourth quarter as compared to 61% in the year ago period.  The increase in the 2019 conversion rate resulted from the Company's move to more affordably priced product, which generally has quicker build cycles, as well as the Company's success in selling and delivering a higher number of spec homes.  The decline in backlog dollar value was due to fewer units in ending backlog as well as a 22% decrease in average selling price as the Company continues its transition to more affordable product.

Land Sales

During the 2019 fourth quarter, the Company sold a land parcel in Northern California and recorded land sales revenue of $17.1 million compared to no land sales revenue for the 2018 fourth quarter.

Fee Building Projects

Fee building revenue for the 2019 fourth quarter was $31.1 million, compared to $42.4 million in the prior year period. The decrease in fee building revenue was largely due to less construction activity in Irvine, California. Additionally, management fees from joint ventures and construction management fees from third parties, which are included in fee building revenue, decreased to $0.5 million for the 2019 fourth quarter as compared to $1.6 million for the 2018 fourth quarter. The lower fee building revenue and decrease in management fees, offset partially by a reduction in allocated G&A expenses, resulted in a fee building gross margin of $0.5 million for the 2019 fourth quarter versus $1.1 million in the prior year period.

Unconsolidated Joint Ventures (JVs)

The Company’s share of joint venture loss for the 2019 fourth quarter was $3.8 million as compared to a $19.9 million loss for the prior year period.  Included in the Company's allocated losses were $3.5 million and $20.0 million in impairment charges for the 2019 fourth quarter and 2018 fourth quarter, respectively.  The 2019 impairment related to our investment in a land development joint venture in Southern California, and the 2018 impairment related to our investment in a land development joint venture in Northern California.

Full Year 2019 Operating Results

Total revenues for the year ended December 31, 2019 were $669.3 million compared to $667.6 million for the prior year. Homebuilding revenue increased to $532.4 million primarily from a 15% increase in deliveries, partially offset by an 8% decrease in the average selling price of homes as the strategic shift to more affordably priced homes continued throughout 2019.

For the full year 2019, the Company reported a net loss of $8.0 million, or $(0.40) per diluted share. Adjusted net income for the year was $3.3 million*, or $0.16* per diluted share, after excluding $10.2 million in pretax inventory impairment charges, a $3.5 million pretax joint venture impairment charge, and $1.5 million in land sales losses. The Company's net loss for 2018 was $14.2 million, or $(0.69) per diluted share. Adjusted net income for 2018 was $7.6 million*, or $0.37* per diluted share, and excluded $10.0 million in pretax inventory impairment charges and a $20.0 million pretax joint venture impairment charge.  The year-over-year decrease in net loss was primarily attributable to a $16.5 million decrease in joint venture impairment charges, a 6% increase in home sales revenue, and a 60 basis point improvement in SG&A expenses as percentage of home sales revenue.  These increases were partially offset by a 120 basis point decline in home sales gross margin (160 basis point decline before impairments*), a 42% decrease in fee building revenue, and a reduction in income tax benefit.

Balance Sheet and Liquidity

The Company generated $62.7 million in operating cash flows during the 2019 fourth quarter and ended the quarter with $79.3 million in cash and cash equivalents, and $304.8 million in debt. At December 31, 2019, the Company had a debt-to-capital ratio of 56.7% and a net debt-to-capital ratio of 49.2%*.  As of December 31, 2019, the Company owned or controlled 2,701 lots through its wholly owned operations (excluding fee building and joint venture lots), of which 1,123 lots, or 42%, were controlled through option contracts.

Guidance

The Company's current estimate for the 2020 first quarter is as follows:

•	Home sales revenue of $75 - $90 million
•	Fee building revenue of $20 - $30 million
•	Home sales gross margin of 11.8% - 12.1%

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Thursday, February 13, 2020 to review fourth quarter and full year results, discuss recent events and results, and discuss the Company's quarterly guidance for 2020. We will also conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through March 14, 2020 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13698213.

* Net debt-to-capital ratio, adjusted net income, adjusted EPS, home sales gross margin excluding impairment charges (homebuilding gross margin before impairments) and adjusted homebuilding gross margin (or homebuilding gross margin excluding impairments and interest in cost of home sales) are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See “Reconciliation of Non-GAAP Financial Measures.”

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including Southern California, metro Sacramento, the San Francisco Bay area and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our revenues, community counts and openings, the timing and success of specific projects, our ability to execute our strategic growth objectives, gross margins, other projected results, income, earnings per share, joint ventures and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “should,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” “target,” “forecast,” “indicate,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes; our significant amount of debt and the impact of restrictive covenants in our debt agreements; our ability to repay our debt as it comes due; changes in our credit rating or outlook; volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy including our plans to sell more affordably priced homes; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; changes in margin; write-downs and impairments; shortages of or increased prices for labor, land or raw materials used in housing construction; adverse weather conditions and natural disasters (including wild fires and mudslides); our concentration in California; issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; governmental regulation, including the impact of "slow growth" or similar initiatives; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; delays in the land entitlement process, development, construction, or the opening of new home communities; litigation and warranty claims; the degree and nature of competition; the impact of recent accounting standards; a cybersecurity or business interruption event; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$173,921	$187,258	$532,352	$504,029
Land sales	17,091	—	41,664	—
Fee building, including management fees	31,124	42,408	95,333	163,537
	222,136	229,666	669,349	667,566
Cost of Sales:
Home sales	153,700	162,034	469,557	436,530
Home sales impairment	6,600	10,000	8,300	10,000
Land sales	17,091	—	43,169	—
Land sales impairment	—	—	1,900	—
Fee building	30,628	41,275	93,281	159,136
	208,019	213,309	616,207	605,666
Gross Margin:
Home sales	13,621	15,224	54,495	57,499
Land sales	—	—	(3,405)	—
Fee building	496	1,133	2,052	4,401
	14,117	16,357	53,142	61,900

Selling and marketing expenses	(10,167)	(10,754)	(36,357)	(36,065)
General and administrative expenses	(7,130)	(7,784)	(25,723)	(25,966)
Equity in net loss of unconsolidated joint ventures	(3,809)	(19,902)	(3,503)	(19,653)
Gain on early extinguishment of debt	195	—	1,164	—
Other income (expense), net	(158)	(293)	(539)	(521)
Pretax loss	(6,952)	(22,376)	(11,816)	(20,305)
Benefit for income taxes	3,953	6,226	3,815	6,075
Net loss	(2,999)	(16,150)	(8,001)	(14,230)
Net (income) loss attributable to non-controlling interest	1	—	(36)	14
Net loss attributable to The New Home Company Inc.	$(2,998)	$(16,150)	$(8,037)	$(14,216)

Loss per share attributable to The New Home Company Inc.:
Basic	$(0.15)	$(0.80)	$(0.40)	$(0.69)
Diluted	$(0.15)	$(0.80)	$(0.40)	$(0.69)
Weighted average shares outstanding:
Basic	20,096,969	20,247,406	20,063,148	20,703,967
Diluted	20,096,969	20,247,406	20,063,148	20,703,967

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2019	2018
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$79,314	$42,273
Restricted cash	117	269
Contracts and accounts receivable	15,982	18,265
Due from affiliates	238	1,218
Real estate inventories	433,938	566,290
Investment in and advances to unconsolidated joint ventures	30,217	34,330
Other assets	43,383	33,452
Total assets	$603,189	$696,097

Liabilities and equity
Accounts payable	$25,044	$39,391
Accrued expenses and other liabilities	40,554	29,028
Unsecured revolving credit facility	—	67,500
Senior notes, net	304,832	320,148
Total liabilities	370,430	456,067
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,096,969 and 20,058,904, shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	201	201
Additional paid-in capital	193,862	193,132
Retained earnings	38,584	46,621
Total stockholders' equity	232,647	239,954
Non-controlling interest in subsidiary	112	76
Total equity	232,759	240,030
Total liabilities and equity	$603,189	$696,097

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year Ended
	December 31,
	2019	2018
	(Dollars in thousands)
Operating activities:
Net loss	$(8,001)	$(14,230)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred taxes	(3,566)	(7,620)
Amortization of stock-based compensation	2,260	3,090
Distributions of earnings from unconsolidated joint ventures	374	715
Inventory impairments	10,200	10,000
Abandoned project costs	94	206
Equity in net loss of unconsolidated joint ventures	3,503	19,653
Deferred profit from unconsolidated joint ventures	—	136
Depreciation and amortization	8,957	6,631
Gain on early extinguishment of debt	(1,164)	—
Net changes in operating assets and liabilities:
Contracts and accounts receivable	2,283	4,959
Due from affiliates	930	(242)
Real estate inventories	123,239	(157,705)
Other assets	(2,326)	(11,642)
Accounts payable	(14,347)	15,669
Accrued expenses and other liabilities	(1,178)	(9,305)
Net cash provided by (used in) operating activities	121,258	(139,685)
Investing activities:
Purchases of property and equipment	(41)	(246)
Contributions and advances to unconsolidated joint ventures	(8,826)	(15,066)
Distributions of capital and repayment of advances from unconsolidated joint ventures	9,133	15,436
Interest collected on advances to unconsolidated joint ventures	—	178
Net cash provided by investing activities	266	302
Financing activities:
Borrowings from credit facility	50,000	150,000
Repayments of credit facility	(117,500)	(82,500)
Repurchases of senior notes	(15,605)	—
Repurchases of common stock	(1,042)	(8,563)
Tax withholding paid on behalf of employees for stock awards	(488)	(982)
Net cash (used in) provided by financing activities	(84,635)	57,955
Net increase (decrease) in cash, cash equivalents and restricted cash	36,889	(81,428)
Cash, cash equivalents and restricted cash – beginning of period	42,542	123,970
Cash, cash equivalents and restricted cash – end of period	$79,431	$42,542

KEY FINANCIAL AND OPERATING DATA

(Dollars in thousands)

(Unaudited)

New Home Deliveries:

	Three Months Ended December 31,
	2019			2018			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	88	$88,750	$1,009	102	$113,283	$1,111	(14)%	(22)%	(9)%
Northern California	91	63,651	699	85	73,975	870	7%	(14)%	(20)%
Arizona	21	21,520	1,025	—	—	—	NA	NA	NA
Total	200	$173,921	$870	187	$187,258	$1,001	7%	(7)%	(13)%

	Year Ended December 31,
	2019			2018			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	306	$312,410	$1,021	282	$317,373	$1,125	9%	(2)%	(9)%
Northern California	217	159,832	737	216	186,656	864	0%	(14)%	(15)%
Arizona	51	60,110	1,179	—	—	—	NA	NA	NA
Total	574	$532,352	$927	498	$504,029	$1,012	15%	6%	(8)%

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change
Net New Home Orders:
Southern California	72	53	36%	288	301	(4)%
Northern California	65	13	400%	215	202	6%
Arizona	5	3	67%	29	33	(12)%
	142	69	106%	532	536	(1)%

Selling Communities at End of Period:
Southern California				10	13	(23)%
Northern California				9	5	80%
Arizona				2	2	—%
				21	20	5%

Average Selling Communities:
Southern California	10	13	(23)%	11	12	(8)%
Northern California	9	5	80%	8	6	33%
Arizona	2	2	—%	2	2	—%
	21	20	5%	21	20	5%

Monthly Sales Absorption Rate per Community (1):
Southern California	2.3	1.4	64%	2.1	2.2	(5)%
Northern California	2.4	0.9	167%	2.3	2.7	(15)%
Arizona	0.8	0.5	60%	1.2	1.7	(29)%
Total	2.2	1.2	83%	2.1	2.3	(9)%

(1) Monthly sales absorption represents the number of net new home orders divided by the number of average selling communities for the period.

Backlog:	As of December 31,
	2019			2018			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	72	$69,263	$962	90	$111,024	$1,234	(20)%	(38)%	(22)%
Northern California	66	41,973	636	68	59,847	880	(3)%	(30)%	(28)%
Arizona	11	14,567	1,324	33	36,200	1,097	(67)%	(60)%	21%
Total	149	$125,803	$844	191	$207,071	$1,084	(22)%	(39)%	(22)%

Lots Owned and Controlled:	As of December 31,
	2019	2018	% Change
Lots Owned
Southern California	501	626	(20)%
Northern California	682	742	(8)%
Arizona	395	299	32%
Total	1,578	1,667	(5)%
Lots Controlled (1)
Southern California	430	205	110%
Northern California	378	451	(16)%
Arizona	315	489	(36)%
Total	1,123	1,145	(2)%
Lots Owned and Controlled	2,701	2,812	(4)%
Fee Building Lots (2)	1,135	806	41%

(1) Includes lots that we control under purchase and sale agreements or option agreements subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.

(2) Lots owned by third party property owners for which we perform general contracting or construction management services.

Other Financial Data:	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Interest incurred	$6,474	$7,779	$28,819	$28,377
Adjusted EBITDA(1)	$14,935	$19,565	$42,471	$39,898
Adjusted EBITDA margin percentage (1)	6.7%	8.5%	6.3%	6.0%

	LTM(2) Ended December 31,
	2019	2018

Interest incurred	$28,819	$28,377
Adjusted EBITDA(1)	$42,471	$39,898
Adjusted EBITDA margin percentage (1)	6.3%	6.0%
Ratio of Adjusted EBITDA to total interest incurred(1)	1.5x	1.4x

	December 31,	December 31,
	2019	2018
Ratio of debt-to-capital	56.7%	61.8%
Ratio of net debt-to-capital(1)	49.2%	59.0%
Ratio of debt to LTM(2) Adjusted EBITDA(1)	7.2x	9.7x
Ratio of net debt to LTM(2) Adjusted EBITDA(1)	5.3x	8.6x
Ratio of cash and inventory to debt	1.7x	1.6x

(1)

Adjusted EBITDA, Adjusted EBITDA margin percentage, ratio of Adjusted EBITDA to total interest incurred, ratio of net debt-to-capital, ratio of debt to LTM Adjusted EBITDA and ratio of net debt to LTM Adjusted EBITDA are non-GAAP measures. Please see "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of each of these measures to the appropriate GAAP measure.

(2)	"LTM" indicates amounts for the trailing 12 months.

KEY FINANCIAL AND OPERATING DATA - UNCONSOLIDATED JOINT VENTURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change
Financial Data - Unconsolidated Joint Ventures:
Home sales revenue	$18,732	$52,811	(65)%	$129,581	$138,892	(7)%
Land sales revenue	8,132	7,453	9%	34,457	42,731	(19)%
Total revenues	$26,864	$60,264	(55)%	$164,038	$181,623	(10)%

Net loss	$(68,956)	$(28,253)	(144)%	$(66,915)	$(27,904)	(140)%

Operating Data - Unconsolidated Joint Ventures:
New home orders	23	23	0%	110	142	(23)%
New homes delivered	21	54	(61)%	137	146	(6)%
Average selling price of homes delivered	$892	$978	(9)%	$946	$951	(1)%

Selling communities at end of period				4	7	(43)%
Backlog homes (dollar value)				$42,652	$66,892	(36)%
Backlog (homes)				49	76	(36)%
Average sales price of backlog				$870	$880	(1)%

Homebuilding lots owned and controlled				74	211	(65)%
Land development lots owned and controlled				1,798	1,879	(4)%
Total lots owned and controlled				1,872	2,090	(10)%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles net loss attributable to the Company to the non-GAAP measure of adjusted net income attributable to the Company (net income before inventory and joint venture impairments and loss on land sales) and loss per share and loss per diluted share attributable to the Company to the non-GAAP measures of adjusted earnings per share and adjusted diluted earnings per share attributable to the Company (earnings per share before inventory and joint venture impairments and loss on land sales). We believe removing the impact of impairments and loss on land sales is relevant to provide investors with an understanding of the impact these noncash items had on earnings.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(Dollars in thousands, except per share amounts)
Net loss attributable to The New Home Company Inc.	$(2,998)	$(16,150)	$(8,037)	$(14,216)
Inventory and joint venture impairments and loss on land sales, net of tax	6,080	21,750	11,313	21,810
Adjusted net income attributable to The New Home Company Inc.	$3,082	$5,600	$3,276	$7,594

Loss per share attributable to The New Home Company Inc.:
Basic	$(0.15)	$(0.80)	$(0.40)	$(0.69)
Diluted	$(0.15)	$(0.80)	$(0.40)	$(0.69)

Adjusted earnings per share attributable to The New Home Company Inc.:
Basic	$0.15	$0.28	$0.16	$0.37
Diluted	$0.15	$0.28	$0.16	$0.37

Weighted average shares outstanding for adjusted earnings per share:
Basic	20,096,969	20,247,406	20,063,148	20,703,967
Diluted	20,202,291	20,326,250	20,120,450	20,804,859

Inventory and joint venture impairments	$10,100	$30,000	$13,700	$30,000
Loss on land sales	—	—	1,505	—
Less: Related tax benefit	(4,020)	(8,250)	(3,892)	(8,190)
Inventory and joint venture impairments and loss on land sales, net of tax	$6,080	$21,750	$11,313	$21,810

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

The following table reconciles homebuilding gross margin percentage as reported and prepared in accordance with GAAP to the non-GAAP measures, homebuilding gross margin before impairments, and adjusted homebuilding gross margin (or homebuilding gross margin excluding home sales impairment charges and interest in cost of home sales). We believe this information is meaningful, as it isolates the impact home sales impairments and leverage have on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended December 31,				Year Ended December 31,
	2019	%	2018	%	2019	%	2018	%
	(Dollars in thousands)
Home sales revenue	$173,921	100.0%	$187,258	100.0%	$532,352	100.0%	$504,029	100.0%
Cost of home sales	160,300	92.2%	172,034	91.9%	477,857	89.8%	446,530	88.6%
Homebuilding gross margin	13,621	7.8%	15,224	8.1%	54,495	10.2%	57,499	11.4%
Add: Home sales impairment	6,600	3.8%	10,000	5.4%	8,300	1.6%	10,000	2.0%
Homebuilding gross margin before impairments	20,221	11.6%	25,224	13.5%	62,795	11.8%	67,499	13.4%
Add: Interest in cost of home sales	8,984	5.2%	7,868	4.2%	26,304	4.9%	18,678	3.7%
Adjusted homebuilding gross margin	$29,205	16.8%	$33,092	17.7%	$89,099	16.7%	$86,177	17.1%

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	December 31,	December 31,
	2019	2018
	(Dollars in thousands)
Total debt, net of unamortized discount, premium and debt issuance costs	$304,832	$387,648
Equity, exclusive of non-controlling interest	232,647	239,954
Total capital	$537,479	$627,602
Ratio of debt-to-capital(1)	56.7%	61.8%

Total debt, net of unamortized discount, premium and debt issuance costs	$304,832	$387,648
Less: Cash, cash equivalents and restricted cash	79,431	42,542
Net debt	225,401	345,106
Equity, exclusive of non-controlling interest	232,647	239,954
Total capital	$458,048	$585,060
Ratio of net debt-to-capital(2)	49.2%	59.0%

(1)

The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt, net of unamortized discount, premium and debt issuance costs by total capital (the sum of total debt, net of unamortized discount, premium and debt issuance costs plus equity, exclusive of non-controlling interest).

(2)

The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is total debt, net of unamortized discount, premium and debt issuance costs less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of non-controlling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are non-GAAP measures. Adjusted EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) interest expense, (c) amortization of previously capitalized interest included in cost of sales and equity in net income (loss) of unconsolidated joint ventures, (d) severance charges (e) noncash impairment charges and abandoned project costs, (f) gain on early extinguishment of debt (g) depreciation and amortization, (h) amortization of stock-based compensation and (i) income (loss) from unconsolidated joint ventures. Adjusted EBITDA margin percentage is calculated by dividing Adjusted EBITDA by total revenue for a given period. The ratio of Adjusted EBITDA to total interest incurred is calculated by dividing Adjusted EBITDA by total interest incurred for a given period. The ratio of debt to Adjusted EBITDA is calculated by dividing debt at the period end by Adjusted EBITDA for a given period. The ratio of net debt to Adjusted EBITDA is calculated by dividing debt at the period end less cash, cash equivalents and restricted cash by Adjusted EBITDA for a given period. Other companies may calculate Adjusted EBITDA differently. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, interest costs, tax position, level of impairments and other non-recurring items. Due to the significance of the GAAP components excluded, Adjusted EBITDA should not be considered in isolation or as an alternative to net income (loss), cash flows from operations or any other performance measure prescribed by GAAP. A reconciliation of net loss to Adjusted EBITDA, and the calculations of Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are provided in the following table.

	Three Months Ended		LTM(1) Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(Dollars in thousands)
Net loss	$(2,999)	$(16,150)	$(8,001)	$(14,230)
Add:
Interest amortized to cost of sales and equity in net loss of unconsolidated joint ventures	9,005	9,016	28,275	19,908
Benefit for income taxes	(3,953)	(6,226)	(3,815)	(6,075)
Depreciation and amortization	1,949	2,134	8,957	6,631
Amortization of stock-based compensation	599	764	2,260	3,090
Cash distributions of income from unconsolidated joint ventures	55	—	374	715
Severance charges	—	—	1,788	—
Noncash inventory impairments and abandonments	6,665	10,125	10,294	10,206
Less:
Gain on early extinguishment of debt	(195)	—	(1,164)	—
Equity in net loss of unconsolidated joint ventures	3,809	19,902	3,503	19,653
Adjusted EBITDA	$14,935	$19,565	$42,471	$39,898
Total Revenue	$222,136	$229,666	$669,349	$667,566
Adjusted EBITDA margin percentage	6.7%	8.5%	6.3%	6.0%
Interest incurred	$6,474	$7,779	$28,819	$28,377
Ratio of Adjusted EBITDA to total interest incurred	2.3x	2.5x	1.5x	1.4x
Total debt at period end			$304,832	$387,648
Ratio of debt to Adjusted EBITDA			7.2x	9.7x
Total net debt at period end			$225,401	$345,106
Ratio of net debt to Adjusted EBITDA			5.3x	8.6x
Total cash and inventory			$513,252	$608,563
Ratio of cash and inventory to debt			1.7x	1.6x

(1) "LTM" indicates amounts for the trailing 12 months.